EXHIBIT 3.6

                            ARTICLES OF INCORPORATION
                                       OF
                             COAST COMPOSITES, INC.


                                        I

        The name of this corporation is COAST COMPOSITES, INC.

                                       II

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

                                       III

        The name in the State of California of this corporation's initial agent for service of process is CT Corporation System.

                                       IV

        This Corporation is authorized to issue to classes of shares, designated respectively "Class A Common Stock" and "Class B Common Stock." The corporation is authorized to issue 1000 shares of Class A Common Stock and 1000 shares of Class B Common Stock. The Class A Common Stock has exclusive


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voting rights on all matters requiring a vote of the shareholders, including election of directors, except as otherwise provided law. The Class B Common Stock has no voting rights.

DATED: July 21, 1988

                                            /S/ SHARON SLOMOVIC FRANK
                                            ------------------------------------
                                            Sharon Slomovic Frank,
                                            Incorporator